UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2005

Knight-Ridder, Inc.

(Exact name of registrant as specified in its charter)

Florida	1-7553	38-0723657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 W. San Fernando Street, Suite 1500, San Jose, California	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 938-7700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 7, 2005, Knight-Ridder, Inc. (the “Company”) issued a press release announcing that on March 3, 2005, the Company, its operating division, The Miami Herald Publishing Company, and its subsidiary, Richwood, Inc., entered into an agreement with Citisquare Group, LLC (“Buyer”) to sell approximately 10 acres of real property located in Miami, Florida for $190 million. Upon execution of the agreement, Buyer delivered into escrow a $7.5 million deposit. The agreement allows Buyer to conduct an environmental investigation of the property and provides for certain remediation efforts by the sellers if environmental problems are discovered. The agreement provides for certain post-closing development restrictions on the property adjacent to the parcels being sold that are owned by the sellers and used in the operation of The Miami Herald and el Nuevo Herald newspapers. The agreement also provides for the grant of certain easements to the sellers, including an easement for parking and for continued truck access and staging necessary for the newspaper operations. A copy of the Company’s press release is attached to this Report on Form 8-K as an exhibit.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release of Knight-Ridder, Inc. dated March 7, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KNIGHT-RIDDER, INC.

By:	/s/ Steven B. Rossi
Steven B. Rossi
Senior Vice President/Finance and Chief
Financial Officer

Date: March 8, 2005

EXHIBIT INDEX

Exhibit Number	Name
99.1	Press Release of Knight-Ridder, Inc. dated March 7, 2005